Exhibit 99.1
Chart Industries Reports 2019 First Quarter Results

Atlanta, Georgia - April 18, 2019 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the first quarter ended March 31, 2019. Further details can be found in the supplemental presentation included with this release. Highlights since year-end include:

•
Booked $135 million equipment order for Venture Global’s Calcasieu Pass LNG export terminal project and a $20 million order for Golar’s floating LNG Gimi project in Q1 2019. Won a $30 million order for another big LNG project this week (Q2 2019).

•
Finalized long term agreements with two key LNG fueling system customers for over the road trucking applications, and a Memorandum of Understanding (“MOU”) with the Indian Oil Corporation Ltd. (“IOCL”) to develop LNG infrastructure for transport, storage and liquefaction in India.

•
First quarter 2019 orders of $461.2 million increased 60% over the first quarter of 2018 (51% organically) reflecting an expected ramp in big LNG order activity, and continued strength in all three segments’ base businesses.

•	Took restructuring actions that will result in anticipated additional annual operating income of $6.5 million, furthering our year to date margin expansion execution beyond pricing and sourcing.

•	Reported EPS of $0.03 versus $0.13 in the first quarter of 2018. Adjusted EPS of $0.39, a 117% increase over the first quarter of 2018 adjusted EPS of $0.18.

•	Announced Chart Investor Day on November 14, 2019 in La Crosse, Wisconsin.

•
Increased 2019 revenue and adjusted EPS guidance. 2019 full year revenue guidance is $1.29 billion to $1.34 billion and adjusted EPS guidance is $2.70 to $3.05 (inclusive of 2019 portion of Calcasieu Pass and Golar Gimi projects).

•	Increased 2019 big LNG order pipeline expectations to $600 million to $800 million from $400 million to $500 million.

In the first quarter 2019, we continued to see order strength across the end markets in Energy & Chemicals (“E&C”) and Distribution & Storage (“D&S”), building upon our unique position as an industrial manufacturing company with a complementary energy presence that serves the liquefaction, storage and transport of LNG and industrial gas infrastructure. Orders of $461.2 million increased 60% (51.2% organically) over the first quarter of 2018 and 69% over the fourth quarter of 2018. First quarter 2019 orders included a $135.5 million equipment order for Venture Global’s Calcasieu Pass 10 million ton per annum (“MTPA”) LNG export terminal, and a $20.3 million order for E&C equipment for Golar’s Gimi floating LNG vessel for which we received full notice to proceed on April 16, 2019. Additionally, we were notified this week that we won an order for $30 million related to air cooled heat exchangers for another big LNG project with Bechtel as the EPC. Our “big LNG” order pipeline continues to take shape, with increasing order potential in 2019, driven by positive trends in the first quarter from the Federal Energy Regulatory Commission (“FERC”) and several LNG export terminal operators moving toward Final Investment Decisions (“FID”). These actions contribute to our increasingly strong pipeline of potential 2019 large LNG related orders of $600 million to $800 million, up from our prior view of $400 to $500 million.

Additionally, President Trump’s recently signed executive orders to speed up oil and gas projects included requiring the Federal Railroad Administration (“FRA”) to alter existing regulations to allow the shipment of liquefied natural gas by rail. Not only do these executive orders benefit existing aspects of our business, but their continued implementation would further support our small-scale LNG (“ssLNG”) efforts. Shipment of LNG by rail in the United States has been a topic for many years, and we are prepared to move quickly to take advantage of such a regulatory change. Specifically, we have equipment immediately available for this application which would be sold under our trademarked “GBR™ (Gas By Rail)” brand.

In the E&C segment, orders of $263.9 million increased 182% (168% organically) over the first quarter of 2018, and 204% over the fourth quarter of 2018, bringing E&C backlog to $410.5 million, the highest since the second quarter of 2012. In addition to the Calcasieu Pass order and the Gimi order, E&C received multiple orders in the quarter for air cooled heat exchangers, an equipment order for $9 million for SABIC’s Saudi Arabian petrochemical plant, a $7 million order for a large customer’s Gulf Coast fractionation train, and an additional $7 million order for equipment for a natural gas processing plant booked in March. This week (Q2 2019) we booked a $9.3 million order for an air separation application.

Distribution & Storage Western Hemisphere (“D&S West”) orders of $114.1 million were down 12.6% from the first quarter of 2018, which was the highest order quarter in the history of the D&S West business, yet continued to be strong; by way of comparison, the average order level for the past 8 quarters was $112 million for D&S West. The segment signed multiple significant long-term agreements in the first quarter. We are excited to announce that in the quarter we completed sole source long term agreements with two of our key over the road trucking customers. Both agreements are multiple year with double-digit growth anticipated in each year. Sales for over the road trucking LNG fueling systems continues to increase, with sales of $17.7 million during the first quarter, up 68% from the first quarter of 2018, and a 63% increase over the fourth quarter of 2018. Additionally, in the first quarter, we signed a master set of terms and conditions with one of our key industrial gas customers to govern our global activity, and extended another industrial gas customer for two additional years.

Lastly, we continue to innovate for our customers, including developing new solutions for our specialty markets. During the first quarter, we received our first order totaling $850 thousand for a liquid hydrogen vehicle fueling station for passenger cars in California. This is a new focus area for us, and we are optimistic about our participation in California’s goal to have 200 stations complete by 2025. To continue to build upon our specialty market base, we are underway with the development of the CO2 Trifecta, a new product which will launch in the second half of 2019, to serve an unmet need from the cannabis customer base. The Trifecta will be able to deliver a continuous flow of CO2 in either liquid or gaseous form at pressures up to 850 psi offering our customers a low maintenance solution to add significant capacity.

Distribution & Storage Eastern Hemisphere (“D&S East”) orders of $83.2 million included $12.7 million from VRV, and increased 19.5% (15.8% organically) over the fourth quarter of 2018, and 30.2% (10.3% organically) over the first quarter of 2018. Further building upon the synergies from the VRV acquisition, we signed a MOU with Indian Oil Corporation Ltd., agreeing to work together to build the LNG market in India and taking advantage of the demand growth for natural gas in the region. Capitalizing on the VRV acquisition we are already bidding on $11.5 million of LNG and industrial gas related projects in India, and booked $3.9 million in orders in the first quarter for D&S East products including tanks, trailers, microbulk and vaporizers.

Strength in LNG systems, trailers and packaged gas continues in the D&S East markets. With the regulatory suspension of tolls for natural gas trucks in 2019 and 2020 in Germany, there is visible strong interest in our quoting pipeline throughout Europe. Specifically, we received our first order for the first LNG fueling station from a customer in Germany in the beginning of April, and there are 16 additional stations planned in Germany between now and the end of 2020.

First quarter order activity resulted in total backlog of $733.8 million, 53.9% higher than the first quarter of 2018 and 29.1% higher than the fourth quarter of 2018. The last time backlog was at this level was the third quarter of 2014. The higher than typical first quarter orders also contributed to sales of $289.3 million, an 18.5% (9.5% organic) increase over the first quarter of 2018, and only a 0.3% (3.2% organic) decline from the strong fourth quarter of 2018. This is better than our typical order seasonality. For example, the past three years sequential sales declined from the fourth quarter to the first quarter (declines of 26% (Q4 2015 to Q1 2016), 6% (Q4 2016 to Q1 2017), and 9.4% (Q4 2017 to Q1 2018)).

“With increasing activity related to big LNG and continued order strength across the base business, we are at near record backlog levels,” said Jill Evanko, Chart’s President and CEO. “As a result of the combination of these new orders, our first quarter results in line with our expectations, and our self-help margin expansion actions, we have increased our sales and adjusted earnings per share full year 2019 guidance.”

While SG&A as a percent of sales declined in 2018 from 2017 by over 500 basis points, and continues at previously guided levels, we will continue to execute on margin expansion opportunities. In the first quarter, we continued to progress on our sourcing cost reduction activities, yielding already executed annual savings results of $4 million. In addition to previously announced 80/20 initiatives, we took further restructuring actions in the first quarter of 2019 which will result in incremental annualized savings of $6.5 million ($4.3 million in cost of goods sold and $2.2 million in SG&A), and an anticipated positive impact of $3.6 million on 2019 results. The cost of the first quarter actions totaled $7.4 million, split between SG&A costs of $1.9 million and cost of goods sold of $5.5 million. The first quarter actions included facility consolidation announcements, geographic strategic manufacturing movements, streamlining how we sell our LifeCycle services, and reducing outside provider costs.

The restructuring actions negatively impacted the first quarter gross margin as a percent of sales, which was 23.2%. Adjusted for one-time costs in the first quarter 2019 in cost of goods sold, the gross margin as a percent of sales would have been 26.4%. This compares to actual gross margin as a percent of sales in the fourth quarter of 2018 of 25.5%, which would have been 26.1% excluding one-time costs. We expect the benefits of our restructuring actions and the sourcing and pricing impacts to improve gross margin as a percent of sales immediately beginning in April and continuing throughout the year.

The first full quarter of VRV was in line with our expectations of orders ($25.5 million), revenue and cost synergy work. The combination of the businesses has yielded additional market opportunities such as India and cross selling synergies in both E&C and D&S East. We have identified a significant synergy where we will utilize VRV’s integrated solution of scrubber columns and internal vessels to replace purchased components in one of the big LNG projects that is included in our expected 2019 order pipeline. As anticipated, the VRV first quarter of 2019 was at an operating margin loss as we move low margin backlog out to be replaced by higher margin work, and the teams execute on identified cost synergies. The cost synergies include but are not limited to production floor layouts, facility and product rationalization and overlapping back office costs. We anticipate the synergies to begin to be reflected in the second half of 2019.

Net income for the first quarter of 2019 of $0.9 million resulted in reported earnings per share (“EPS”) of $0.03, inclusive of $8.9 million of restructuring and transaction related cost ($0.23 of EPS), $3.9 million of VRV associated integration and step up costs ($0.09 of EPS), and $1 million dollars of other one-time costs ($0.04 of EPS) primarily related to one-time expenses during the quarter from the Tax Cuts and Jobs Act and dilution from the convertible notes. Adjusted EPS of $0.39 is more than double the first quarter of 2018 adjusted EPS of $0.18.

“We are ramped up to begin the manufacturing for the big LNG project orders announced, as well as others in the pipeline. We look forward to sharing our facility and team at our Investor Day on November 14, 2019 in La Crosse, Wisconsin,” concluded Jill Evanko.

OUTLOOK
Our full year 2019 guidance assumes LNG project revenue in 2019 from Calcasieu and Golar Gimi of $28 million to $30 million, which is subject to project timing. Our guidance does not include the additional 2019 revenue or earnings per share from the $30 million order we won this week, as we are working with Bechtel on project timing. Sales, inclusive of the Calcasieu Pass and Gimi projects, are expected to be in the range of $1.29 billion to $1.34 billion for the full year of 2019. This is an increase compared to prior 2019 guidance of $1.26 billion to $1.31 billion. We expect full year adjusted earnings per diluted share to be in the range of $2.70 to $3.05 per share, on approximately 32.5 million weighted average shares outstanding, an increase from our prior guidance of $2.50 to $2.85 per share. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 22% to 23%. Our capital expenditures for 2019 are expected to be in the range of $35 million to $40 million, which includes the build out of an LNG fuel systems production line in Europe. Our weighted average shares projection excludes any potential future dilution impact associated with our convertible notes.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company's business plans, including statements regarding the recent VRV acquisition, cost synergies and efficiency savings objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully; and Chart’s ability to successfully integrate VRV, and achieve anticipated revenue, earnings and accretion.  The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the

United States and an international presence in Asia, Australia, Europe and the Americas.  For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, the non-GAAP measures included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and full year 2018 results on a conference call on Thursday, April 18, 2019 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 2679898. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, April 18, 2019 until 1:30 p.m. ET, Thursday, April 25, 2019.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Sales (1)	$289.3	$244.1	$290.1
Cost of sales	222.2	177.2	216.2
Gross profit	67.1	66.9	73.9
Selling, general, and administrative expenses	55.3	46.6	41.4
Amortization expense	7.2	5.5	6.2
Operating expenses	62.5	52.1	47.6
Operating income (1) (2) (3) (4)	4.6	14.8	26.3
Other expenses:
Interest expense, net	5.3	6.4	3.5
Financing costs amortization	0.4	0.3	0.3
Foreign currency (gain) loss and other	(0.1)	1.8	0.6
Other expenses, net	5.6	8.5	4.4
(Loss) income from continuing operations before income taxes	(1.0)	6.3	21.9
Income tax (benefit) expense	(2.0)	1.6	3.7
Net income from continuing operations	1.0	4.7	18.2
Income from discontinued operations, net of tax	—	1.6	29.7
Net income	1.0	6.3	47.9
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.1	0.5	0.2
Net income attributable to Chart Industries, Inc.	$0.9	$5.8	$47.7

Income from continuing operations	$0.9	$4.2	$18.0
Income from discontinued operations, net of tax	—	1.6	29.7
Net income attributable to Chart Industries, Inc.	$0.9	$5.8	$47.7
Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.03	$0.14	$0.58
Income from discontinued operations	—	0.05	0.94
Net income attributable to Chart Industries, Inc.	$0.03	$0.19	$1.52
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.03	$0.13	$0.56
Income from discontinued operations	—	0.05	0.91
Net income attributable to Chart Industries, Inc.	$0.03	$0.18	$1.47
Weighted-average number of common shares outstanding:
Basic	31.57	30.91	31.29
Diluted (5)	33.81	31.66	32.39
_______________

(1)	Includes sales and operating income for VRV, included in the E&C and D&S East segment results since the acquisition date, November 15, 2018 as follows:

•	Sales were $22.1 (E&C: $8.6, D&S East: $13.5) for the three months ended March 31, 2019 and $14.1 (E&C: $3.8, D&S East: $10.3) for the three months ended December 31, 2018.

•	Operating (loss) income was $(8.1) (E&C: $(2.8), D&S East: $(5.3)) for the three months ended March 31, 2019 and $(2.0) (E&C: $(2.2), D&S East: $0.2) for the three months ended December 31, 2018.

(2)	Includes depreciation expense of:

•	$8.8, $7.2, and $7.1 for the three months ended March 31, 2019, March 31, 2018, and December 31, 2018, respectively.

(3)	Includes restructuring costs of:

•
$7.4, $0.9, and $0.9 for the three months ended March 31, 2019, March 31, 2018, and December 31, 2018, respectively. Restructuring costs incurred during the first quarter of 2019 related to the consolidation of certain of our facilities within our E&C segment, streamlining commercial activities within our Lifecycle business, geographic realignment of manufacturing capacity in D&S East, as well as departmental restructuring, including headcount reductions.

(4)	Includes transaction-related costs of:

•	$0.9 and $1.3 for the three months ended March 31, 2019 and 2018, respectively.

(5)
Includes an additional 1.69 and 0.48 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2019 and December 31, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.20 and 0.48 for the three months ended March 31, 2019 and December 31, 2018, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Net Cash (Used In) Provided By Operating Activities	$(33.2)	$20.0	$55.4
Investing Activities
Acquisition of businesses, net of cash acquired	(2.8)	(12.5)	(213.3)
Capital expenditures	(5.9)	(6.2)	(9.2)
Government grants	(0.2)	0.1	—
Net Cash Used In Investing Activities	(8.9)	(18.6)	(222.5)
Financing Activities
Borrowings on revolving credit facilities	18.8	38.0	223.4
Repayments on revolving credit facilities	(27.0)	(26.8)	(193.5)
Repayments on term loan	—	—	(2.9)
Payments for debt issuance costs	—	(0.3)	(1.2)
Proceeds from exercise of stock options	8.3	1.3	5.4
Common stock repurchases	(2.7)	(2.2)	(0.3)
Net Cash (Used In) Provided By Financing Activities	(2.6)	10.0	30.9
DISCONTINUED OPERATIONS
Cash Provided By (Used In) Operating Activities	—	3.0	(31.7)
Cash (Used In) Provided By Investing Activities (1)	—	(0.4)	133.5
Cash Provided By Discontinued Operations	—	2.6	101.8
Effect of exchange rate changes on cash	(1.5)	3.9	(4.7)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(46.2)	17.9	(39.1)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	119.1	131.4	158.2
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$72.9	$149.3	$119.1
_______________

(1)	Includes proceeds from sale of CAIRE of $133.5 for the three months ended December 31, 2018

(2)	Includes restricted cash and restricted cash equivalents as follows:

•	$1.0 in other assets at March 31, 2019,

•	$6.5 ($5.5 in other current assets and $1.0 in other assets) at March 31, 2018, and

•	$8.7 ($7.7 in other current assets and $1.0 in other assets) at December 31, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$71.9	$118.1
Accounts receivable, net	205.2	194.8
Inventories, net	234.7	233.1
Other current assets	133.4	115.7
Property, plant, and equipment, net	384.6	361.1
Goodwill	537.1	520.7
Identifiable intangible assets, net	322.5	330.4
Other assets	23.9	23.8
TOTAL ASSETS	$1,913.3	$1,897.7

LIABILITIES AND EQUITY
Current liabilities (1)	$579.2	$366.6
Long-term debt	318.0	533.2
Other long-term liabilities	122.6	108.9
Equity	893.5	889.0
TOTAL LIABILITIES AND EQUITY	$1,913.3	$1,897.7
_______________
(1) Includes $205.9 of convertible notes due 2024, net of unamortized discount and debt issuance costs as of March 31, 2019.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Sales
Energy & Chemicals	$105.6	$89.9	$101.7
D&S West	118.0	100.6	118.3
D&S East	68.7	55.1	72.0
Intersegment eliminations	(3.0)	(1.5)	(1.9)
Consolidated (1)	$289.3	$244.1	$290.1
Gross Profit
Energy & Chemicals	$19.3	$19.4	$21.6
D&S West	40.0	36.1	37.8
D&S East	8.9	11.8	15.3
Intersegment eliminations	(1.1)	(0.4)	(0.8)
Consolidated	$67.1	$66.9	$73.9
Gross Profit Margin
Energy & Chemicals	18.3%	21.6%	21.2%
D&S West	33.9%	35.9%	32.0%
D&S East	13.0%	21.4%	21.3%
Consolidated	23.2%	27.4%	25.5%
Operating Income (Loss)
Energy & Chemicals	$(1.3)	$2.8	$4.7
D&S West	25.6	22.2	23.5
D&S East	(2.3)	3.7	5.8
Corporate	(16.3)	(13.5)	(6.9)
Intersegment eliminations	(1.1)	(0.4)	(0.8)
Consolidated (1) (2) (3) (4)	$4.6	$14.8	$26.3
Operating Margin (Loss)
Energy & Chemicals	(1.2)%	3.1%	4.6%
D&S West	21.7%	22.1%	19.9%
D&S East	(3.3)%	6.7%	8.1%
Consolidated	1.6%	6.1%	9.1%
_______________

(1)	Includes sales and operating income for VRV, included in the E&C and D&S East segment results since the acquisition date, November 15, 2018 as follows:

•	Sales were $22.1 (E&C: $8.6, D&S East: $13.5) and $14.1 (E&C: $3.8, D&S East: $10.3) for the three months ended March 31, 2019 and for the three months ended December 31, 2018, respectively.

•
Operating (loss) income was $(1.1) (E&C: $0.1, D&S East: $(1.2)) and $1.0 (E&C: $(1.0), D&S East: $2.0) for the three months ended March 31, 2019 and for the three months ended December 31, 2018, respectively.

(2)	Restructuring costs for the three months ended:

•	March 31, 2019 were $7.4 ($4.5 – E&C, $0.3 – D&S West, $2.4 – D&S East, and $0.2 – Corporate).

•	March 31, 2018 were $0.9 ($0.2 – E&C, $0.2 – D&S East, and $0.5 – Corporate).

•	December 31, 2018 were $0.9 ($0.2 – E&C and $0.8 – D&S East and a credit of $0.1 – Corporate).

(3)	Includes transaction-related costs of:

•	$0.9 and $1.3 for the three months ended March 31, 2019 and 2018, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Orders
Energy & Chemicals (1) (2)	$263.9	$93.7	$86.9
D&S West	114.1	130.6	116.8
D&S East (3)	83.2	63.9	69.6
Consolidated	$461.2	$288.2	$273.3

	As of
	March 31, 2019	March 31, 2018	December 31, 2018
Backlog
Energy & Chemicals (1) (2) (4)	$410.5	$213.3	$253.0
D&S West	127.1	137.3	129.8
D&S East (3)	196.2	126.3	185.4
Consolidated	$733.8	$476.9	$568.2
_______________

(1)
E&C orders and backlog include a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project.

(2)
E&C orders include $12.8 and $2.5 in orders related to VRV for the three months ended March 31, 2019 and December 31, 2018, respectively. E&C backlog as of March 31, 2019 and December 31, 2018 includes $42.4 and $39.3 related to VRV, respectively.

(3)
D&S East orders include $12.7 and $8.7 in orders related to VRV for the three months ended March 31, 2019 and December 31, 2018, respectively. D&S East backlog as of March 31, 2019 and December 31, 2018 includes $38.4 and $42.3 related to VRV, respectively.

(4)	Included in the E&C backlog as of March 31, 2019, March 31, 2018, and December 31, 2018 is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Earnings per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.03	$0.13	$0.56
Restructuring and transaction-related costs (1)	0.23	0.05	0.06
VRV integration and inventory costs (2)	0.09	—	0.04
Other (3)	0.03	—	(0.05)
Dilution impact of convertible notes (4)	0.01	—	—
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.39	$0.18	$0.61

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Earnings per diluted share as reported (U.S. GAAP) – Discontinued Operations	$—	$0.05	$0.91
Gain on sale of CAIRE business (5)	—	—	(1.06)
Restructuring costs (6)	—	—	0.11
Dilution impact of convertible notes (7)	—	—	0.02
Adjusted earnings per diluted share as reported (U.S. GAAP) –Discontinued Operations	$—	$0.05	$(0.02)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$0.03	$0.18	$1.47
Restructuring and transaction-related costs (1)	0.23	0.05	0.17
VRV integration and inventory costs (2)	0.09	—	0.04
Other (3)	0.03	—	(0.05)
Gain on sale of CAIRE business (5)	—	—	(1.06)
Dilution impact of convertible notes (4)	0.01	—	0.02
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.39	$0.23	$0.59
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(1)
During the first quarter of 2019, we recorded $7.4 restructuring costs primarily related to the consolidation of certain of our facilities within our E&C segment, streamlining commercial activities within our Lifecycle business, geographic realignment of manufacturing capacity in D&S East, as well as departmental restructuring, including headcount reductions. We also incurred $1.5 in transaction-related and other one-time costs during the first quarter of 2019.

(2)
Includes $1.7 and $1.6 in expense recognized in cost of sales related to inventory step-up for the first quarter of 2019 and the fourth quarter of 2018, respectively. We also incurred $2.2 related to VRV integration activities in the first quarter of 2019.

(3)
Includes an expense of $0.2 recorded to the cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the first quarter of 2019. Includes a $0.8 expense and a $1.8 tax benefit related to the effect of the Tax Cuts and Jobs Act for the first quarter of 2019 and the fourth quarter of 2018, respectively.

(4)
Includes an additional 1.69 and 0.48 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2019 and December 31, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles

(“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.20 and 0.48 for the three months ended March 31, 2019 and December 31, 2018, respectively.

(5)	Includes gain on sale of the CAIRE business of $34.3, net of taxes of $2.6, for the fourth quarter of 2018.
Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.